Exhibit 99.1

FOR IMMEDIATE RELEASE

Allied World Announces Election of Patricia L. Guinn and Fiona E. Luck to Board of Directors

Zug, Switzerland — December 9, 2015 — Allied World Assurance Company Holdings, AG (NYSE:  AWH) announced today that its shareholders have elected Patricia L. Guinn and Fiona E. Luck to the company’s Board of Directors. Ms. Guinn and Ms. Luck were elected at a special shareholder meeting to serve until the company’s annual shareholder meeting to be held in April 2016.

Scott Carmilani, Allied World’s President and Chief Executive Officer, commented, “Tricia and Fiona are terrific additions to our Board of Directors. Their extensive experience in the insurance and reinsurance industry will be a tremendous asset to Allied World.  I look forward to working with both of them.”

Ms. Guinn retired from Towers Watson in June 2015 where she served as Managing Director of its Risk and Financial Services segment and a member of its Management Committee since 2010. Prior to this, she held a variety of leadership roles at Towers Perrin, one of Towers Watson’s predecessor companies, which she joined in 1976. For more than 30 years, Ms. Guinn has consulted on risk management, mergers and acquisitions, financial analysis and performance measurement for insurance companies. Ms. Guinn previously served on the board of directors of Towers Perrin from 2001 to 2005 and again from 2008 to 2010. Ms. Guinn is currently a director of the International Insurance Society. She is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst.

Ms. Luck served as Executive Vice President and Chief of Staff at XL Group plc (“XL”) from June 2006 until June 2009 and then Special Advisor to the Chief Executive Officer until January 2010. From 1999 to 2006, she served in various roles at XL, including as Executive Vice President of Group Operations and Interim Chief Financial Officer. From 1997 to 1999, she served as Senior Vice President of Financial Lines and later as Executive Vice President of Joint Ventures and Strategic Alliances at ACE Bermuda Insurance Ltd. From 1983 to 1997, she served in various roles at Marsh and McLennan, Inc., including as Managing Director and Head of the Global Broking operations in Bermuda. She is currently a member of the board of directors of the Bermuda Monetary Authority where she serves on its Audit & Risk Management Committee, Human Capital Committee and Non-Executive Directors Committee; and Gen Life Ltd and Gen Two Ltd. She previously served on the board of directors of Caitlin Group Ltd from August 2012 until its merger with XL in May 2015 where she was Chair of the Compensation Committee and a member of the Audit, Investment and Nomination Committees. She also served on the board of directors of Kenbelle Capital LP from 2012 to 2015, Hardy Underwriting Bermuda Ltd. from 2010 to 2012 and Primus Guaranty Ltd. from 2007 to 2009. Ms. Luck also serves on the board of trustees of the David Shepherd Wildlife Foundation and the board of directors of Knowledge Quest. She is a member of the Institute of Chartered Accountants of Scotland.

About Allied World

Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions.  Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com | Facebook: www.facebook.com/alliedworld | LinkedIn: http://www.linkedin.com/company/Allied-World.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:
Allied World Assurance Company Holdings, AG

Lauren Post, +1-646-794-0544

Vice President, Global Public & Media Relations
Lauren.Post@awacservices.com
or
Faye Cook, +1-441-278-5406

Senior Vice President, Marketing & Communications
Faye.Cook@awac.com

or

Investors:
Sarah Doran, +1-646-794-0590
Senior Vice President, Investor Relations and Treasurer
Sarah.Doran@awac.com
Website: www.awac.com

Source: Allied World Assurance Company Holdings, AG